Exhibit 2(h)(ii)

FORM OF Selling Group Agreement
The Pennant 504 Fund

_______________________
Name of Firm

_______________________
Address of Principal Office

_______________________
City, State, Zip Code

Ladies and Gentlemen:

We are the principal underwriter, as defined in the Investment Company Act of 1940, of the shares (“Shares”) of The Pennant 504 Fund (the “Fund”), a Delaware statutory trust that is registered (or expected to be registered) with the U.S. Securities and Exchange Commission (“SEC”) as a closed-end investment company.  We understand that you are a member in good standing of the Financial Industry Regulatory Authority (“FINRA”) and, on the basis of such understanding, invite you to become a non-exclusive member of the Selling Group to distribute the Shares of the Fund on the following terms:

1.         You are to offer and sell such Shares only at the public offering prices that shall be currently in effect, in accordance with the terms of the then current and effective prospectuses and statements of additional information of the Fund (hereinafter, the “Prospectus”), subject in each case to the delivery prior to or at the time of such sales of the Prospectus.  You agree to act only as agent for your customers in such transactions and nothing in this Agreement shall constitute either you acting as our agent or us acting as your agent.  You are authorized and agree to transmit orders for purchases or any other requested actions with respect to Shares to UMB Fund Services or such other administrator as designated by the Fund (the “Administrator”).  In all transactions in Shares, you and we are acting on an agency basis with respect to the Fund and not as principal.  All orders are subject to acceptance by the Fund (or the Administrator acting on the Fund’s behalf) and become effective only upon confirmation by the Fund (or the Administrator acting on the Fund’s behalf).  The Fund reserves the right in its sole discretion to reject any order from you.  The minimum dollar purchase of Shares shall be the applicable minimum amounts described in Prospectus and no order for less than such amounts will be accepted without the Fund’s consent.  You further agree to provide certain services in order to promote the sale of Shares, including but not limited to: answering routine inquiries concerning the Fund; assisting in the maintenance of accounts or sub-accounts in the Fund; assisting with processing purchase transactions; making the Fund’s investment plans and shareholder services available, if applicable; assisting the administrator with repurchase offer procedures upon reasonable request; and providing such other information and services to investors in Shares as we or the Fund may reasonably request.

2.         You shall be entitled to receive from the public offering price of Shares sold by you 56.25% of the front-end sales commission on such Shares, as set forth in the Prospectus, except during any period designated by us as a period during which Shares may be purchased without a sales commission. There shall be no commission payable on the purchase of Shares (i) by investors identified by the Fund for which we have agreed to waive the Fund’s front-end sales commission, as identified in Exhibit A to the distribution agreement between us and the Fund, which shall be provided to you upon request, or (ii) through the direct reinvestment of any distributions made by the Fund, which shall be at the current net asset value.

3.         As a member of the Selling Group, you agree to place orders for the purchase of Shares only with the Fund (or the Administrator acting on the Fund’s behalf) or from your customers.  Purchases through the Fund (or the Administrator acting on the Fund’s behalf) shall be made only for the purpose of covering purchase orders already received from your customers. Purchases from your customers shall be at either the initial offering price, as set forth in the Prospectus, or, in the case of purchases after the Fund’s initial offering period, at the repurchase price equal to the Fund’s net asset value per Share as determined on the applicable repurchase pricing date, as set forth in the Prospectus.  Except as permitted by law, you agree not to purchase any Shares from your customers at a price lower than the net asset value of such Shares as determined on the applicable repurchase pricing date (the “Repurchase Price”). You shall, however, be permitted to sell Shares for the account of the record owner to the Fund at the Repurchase Price for such Shares.

4.         You agree that, to the extent applicable, you will comply with FINRA Rules 5130 and 5131 in connection with the activities undertaken by you under this Agreement.

5.         You agree that you will not facilitate or knowingly allow trading in Shares contrary to any written policy or disclosure of the Fund or applicable law by any direct or indirect shareholder, and that you will maintain appropriate controls and procedures to prevent such practices.

6.         You agree to sell Shares only (a) to your customers at the public offering price then in effect or (b) directly to the Fund (or the Administrator acting on the Fund’s behalf).  You agree that you shall assume responsibility for any loss to the Fund caused by a correction made subsequent to trade date, provided such correction was not based on any error, omission or negligence on our part, and that you will immediately pay such loss to the Fund upon notification.  All orders must be accompanied by payment in U.S. Dollars.  Orders payable by check must be drawn payable in U.S. Dollars on a U.S. bank, for the full amount of the investment.

7.         Settlement shall be made promptly, but in no case later than three (3) business days after the Fund’s (or the Administrator’s on behalf of the Fund) acceptance of the order.  If payment is not so received or made, the right is reserved forthwith to cancel the sale or, at the Fund’s option, to resell the Shares to the Fund at the then prevailing offering price in which latter case you agree to be responsible for any loss resulting to the Fund from your failure to make payment as aforesaid.  For the avoidance of doubt, during the initial offering period, orders will be held but not accepted until the close of such period and will be considered indications of interest until sufficient indications of interest have  been collected to permit the Fund to commence operations, and at such time orders will be accepted and processed.  If you, we, the Fund, and any other members of the selling group are unable to collect sufficient orders during the initial offering period, the orders you place on behalf of your customers will not be accepted.  No proceeds will be transferred in connection with a settlement until orders are accepted.

8.         All sales will be subject to receipt of Shares from the Fund. The Fund reserves the right in its discretion without notice to you to suspend sales or withdraw the offering of Shares entirely.  We reserve the right to modify or cancel this Agreement, which shall be construed in accordance with the laws of the State of New York. All sales shall be subject to the terms and provisions set forth in the Fund’s Prospectus relating to the Shares.

9.         No person is authorized to make any representations concerning the Fund or its Shares except those contained in the Prospectus relating to the Shares and any such information as may be released by the Fund as information expressly supplemental to the Prospectus relating to the Shares. In purchasing Shares through the Fund (or the Administrator acting on the Fund’s behalf), you shall rely solely on the representations contained in the Prospectus relating to the Shares and supplemental information mentioned above.

10.        You agree to distribute Prospectus(es), proxies, reports and all other materials to your customers in compliance with applicable laws governing the distribution of prospectuses, periodic reports, proxies and other materials to persons to whom you offer Shares.  Additional copies of any such Prospectus(es) and any printed information issued as supplemental to such Prospectus(es) will be supplied by the Fund, the Administrator or us to members of the Selling Group in reasonable quantities upon request.

11.        You agree to provide the Fund or a designee, upon written request, the Taxpayer Identification Number (“TIN”), the Individual Taxpayer Identification Number (“ITIN”), or other government-issued identifier (“GII”), if known, of any or all of your customer(s) and the amount, date, name or other identifier of any investment professional(s) associated with the Shareholder(s) (if known), and transaction type (purchase, redemption, transfer or exchange) of every purchase, redemption, transfer, or exchange of Shares held through a customer account maintained by you during the period covered by the request.

(a)  Information Request.  Requests must set forth a specific period, not to exceed ninety (90) days from the date of the request, for which transaction information is sought.  The Fund, or its designee, may request transaction information older than ninety (90) days from the date of the request as the Fund or its designee, as applicable, deems necessary to investigate compliance with policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding Shares issued by the Fund, but that any single request for transaction information shall not be for a period exceeding thirty-six (36) months.

(b)  Form and Timing of Response.  You agree to transmit the requested information specified above to the Fund or its designee promptly, but in any event not later than ten (10) business days, after receipt of a request.  If requested by the Fund or its designee, you agree to use best efforts to determine promptly, but in any event not later than ten (10) business days after receipt of a specific request, whether any specified person about whom you have received the identification and transaction information specified above is itself a financial intermediary (“indirect intermediary”) and, upon further request of the Fund or its designee, promptly, but in any event not later than ten (10) business days after such request, either (i) obtain and transmit (or arrange to have transmitted) the requested information specified above for those shareholders who hold an account with you through an indirect intermediary or (ii) restrict or prohibit the indirect intermediary from purchasing, in nominee name on behalf of other persons, securities issued by the Fund.  In such instance, you agree to inform the Fund or its designee whether you plan to perform (i) or (ii). Responses required by this paragraph must be communicated in writing and in a format mutually agreed upon by the parties.

(c)  Limitations on Use of Information.  We agree not to use the information received by us under this Section 11 for marketing or any other similar purpose without your prior written consent.  We may, however, use the information received to ensure compliance with our compliance policies and procedures.

(d)  Agreement to Restrict Trading.  You agree to execute written instructions to restrict or prohibit further purchases or exchanges of Shares by your customer that has been identified by the Fund or its designee as having engaged in transactions of the Shares (directly or indirectly through any indirect intermediary’s account) that violate policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding Shares issued by the Fund.  You reserve the right to restrict or prohibit further purchases or exchanges of Shares by a customer that has been identified by you as having engaged in transactions of Shares that violate policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding Shares issued by the Fund.  Should you restrict or prohibit further purchases or exchanges of Shares by a customer, you shall promptly provide to the Fund or its designee, but in any event not later than five (5) business days of imposing such restriction or prohibition, information regarding the transactions that violated the Fund’s policies relating to eliminating or reducing any dilution of the value of the outstanding Shares.

12.        We acknowledge that the names and addresses and other information concerning your customers are not our property, and we will not, nor will our affiliates, use such names, addresses or other information for any purpose except in connection with the performance of our duties and responsibilities hereunder and except for providing servicing and informational mailings to the Fund.  Notwithstanding the foregoing, this Section 12 shall not prohibit us or any of our affiliates from using the names of your customers for any purpose if such names and addresses are obtained in any manner other than from you pursuant to this Agreement.  For purposes of this Section 12, the Fund shall not be deemed to be an “affiliate” of ours.

13.        All communications to us shall be sent to us at 1251 Avenue of the Americas, 6th Floor, New York, NY 10020, Attn: General Counsel. Any notice to you shall be duly given if mailed or electronically sent to you at your address as registered from time to time with FINRA.

14.        This Agreement may be terminated upon written notice by either party at any time, and shall automatically terminate upon its attempted assignment by you, whether by operation of law or otherwise, or by us otherwise than by operation of law.

15.        We reserve the right, from time to time and for limited periods, to increase the sales commission you are entitled to receive under Section 2, but in no event will such sales commission be in excess of the maximum sales commission as set forth in the then current effective Prospectus relating to the Shares.

16.        By accepting this Agreement, you represent that you are registered as a broker-dealer under the Securities Exchange Act of l934, as amended, are qualified to act as a broker-dealer in the states or other jurisdictions where you transact business, and are a member in good standing of FINRA and you agree that you will maintain such registrations, qualifications, and membership in good standing in full force and effect throughout the term of this Agreement. You further agree to comply with all applicable Federal laws, the laws of the states or other jurisdictions concerned, the rules and regulations promulgated thereunder and the Constitution, By-Laws and Rules of Fair Practice of FINRA and all the rules and regulations of FINRA concerning distribution of the securities of closed-end investment companies, including without limitation, FINRA Conduct Rule 2830, all of which are incorporated herein as if set forth in full, the terms of the Prospectus and that you will not offer or sell Shares in any state or jurisdiction where the Shares are not registered or qualified or exempt, or where they may not lawfully be offered and/or sold by you. You agree to indemnify us and the Fund and to hold us and the Fund harmless from any damage or expense on account of any wrongful act or omission, not in compliance with this Agreement by you or any of your employees, representatives or agents.

If you are offering and selling Shares in jurisdictions outside the several states, territories, and possessions of the United States and are not otherwise required to be registered, qualified, or a member of FINRA, as set forth above, you nevertheless agree to observe the applicable laws of the jurisdiction in which such offer and/or sale is made, to comply with the full disclosure requirements of the Securities Act of 1933, as amended, and the regulations promulgated thereunder, to conduct your business in accordance with the spirit of FINRA Conduct Rules and to obey all applicable laws and regulations.  Your expulsion from FINRA will automatically terminate this Agreement without notice.  You will promptly inform us and the Fund of any suspension from FINRA or a violation by you of applicable state and federal laws and regulations of authorized regulatory agencies and such suspension or violation will terminate this Agreement at the election of us, effective upon notice received by you from us.

17.        This Agreement shall become effective upon receipt by us of a signed copy hereof, and shall supersede any and all prior Selling Group agreements relating to the Shares. All amendments to this Agreement shall take effect with respect to and on the date of any orders placed by you after the date set forth in the notice of amendment sent to you by the undersigned.

18.        You hereby agree to indemnify and hold harmless the Fund and us, and each of the Fund’s and our respective officers, directors and partners, and any person who is or may be deemed to be a controlling person of the Fund or us, from and against any losses, claims, damages, liabilities or expenses (including reasonable fees of counsel) to which any such person or entity may become subject insofar as such losses, claims, damages, liabilities or expenses (or actions in respect thereof) arise out of or are based upon (a) a breach of any representation or warranty made by you pursuant to this Agreement, or (b) any default by you in the performance of your duties and obligations hereunder.

19.        You acknowledge that we may enter into similar agreements with others without your consent.

20.        If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder shall not be affected thereby.

21.        You agree to comply with all applicable anti-money laundering laws, regulations, rules and government guidance, including the reporting, record keeping and compliance requirements of the Bank Secrecy Act (“BSA”), as amended by The International Money Laundering Abatement and Financial Anti-Terrorism Act of 2002, Title III of the USA PATRIOT Act (“the Act”), its implementing regulations, and related SEC and self-regulatory organization rules.  These requirements include requirements to identify and report currency transactions and suspicious activity, to verify customer identity, to conduct customer due diligence, and to implement anti-money laundering compliance programs.  As required by the Act, you hereby certify that you have a comprehensive anti-money laundering compliance program that includes policies, procedures and internal controls for complying with the BSA; policies, procedures and internal controls for identifying, evaluating and reporting suspicious activity; a designated compliance officer or officers; training for appropriate employees; and an independent audit function.  Further, you agree to comply with the economic sanctions programs administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”).  You certify that you have an OFAC compliance program in place which includes procedures for checking customer names and the names of persons with signature authority over accounts against the OFAC lists of sanctioned governments and specially-designated nationals, terrorists and traffickers; the screening of wire transfers and other payments against the OFAC lists; a designated compliance officer; an internal communication network; training of appropriate personnel; and an independent audit function.  You agree to promptly notify us whenever questionable activity or potential indications of suspicious activity or OFAC matches are detected.  You further agree to investigate any potentially suspicious activity and to take appropriate action, including the blocking of accounts, the filing of suspicious activity reports and the reporting of matches to OFAC, in connection with purchases of the Shares.

22.        Both parties agree that all books, records, information, and data pertaining to the business of the other party which are exchanged or received pursuant to the negotiation or the carrying out this Agreement shall remain confidential, and shall not be voluntarily disclosed to any other person.  If non-public personal information regarding either party’s customers or consumers is disclosed to the other party in connection with this Agreement, the party receiving such information will not disclose or use that information other than as necessary to carry out the purposes of this Agreement.

23.        Each party to this Agreement agrees to limit the disclosure of nonpublic personal information of shareholders and customers consistent with its policies on privacy with respect to such information and Regulation S-P.  Each party hereby agrees that it will comply with all applicable requirements under the regulations implementing Title V of the Gramm-Leach-Bliley Act and any other applicable federal and state consumer privacy acts, rules and regulations.  Each party further represents that it has in place, and agrees that it will maintain, information security policies and procedures for protecting nonpublic personal customer information adequate to conform to applicable legal requirements.

Dated:

Sandler O’Neill & Partners, L.P.

By:	Sandler O’Neill & Partners Corp., its sole general partner

By:

Robert A. Kleinert
An Officer of Sandler O’Neill & Partners Corp.

The undersigned accepts your invitation to become a member of the Selling Group and agrees to abide by the foregoing terms and conditions. The undersigned acknowledges receipt of Prospectuses of the Fund for use in connection with this offering.

Dated:

Firm Name:

Address:

By:
Authorized Signature

Print Name of Authorized Signatory and Title

This Agreement should be executed in duplicate and both copies returned to Sandler O’Neill & Partners, L.P. We will execute and return an original for your files.

THE PENNANT 504 FUND
  PROFILE SHEET

NAME:	* MRO #

ADDRESS:	* ALPHA CODE

* MATRIX LEVEL(S)

	* SETTLEMENT:	T+1 or T+3

DAILY CONTACTS:

*Fund/SERV Contact:	Phone:
Title:	Fax:

*Networking Contact:	Phone:
Title:	Fax:

Loss Letter Contact:	Phone:
Fax:

Commission Contact:	Phone:

POSITION INFORMATION:

* Networking Position Files:
(please attach calendar, if necessary)

COMMISSION/SERV:

Does your firm participate in Commission/SERV?     Yes                No

If applicable, would you like dealer commissions paid to you through Comm/SERV?      Yes        No

WIRING INSTRUCTIONS:

(For manual settlement)	Bank
ABA
Account
For Credit To
Special Instructions

* If applicable, and utilizing DTCC services